Exhibit 99.1

LEADING INDEPENDENT PROXY AND GOVERNANCE ADVISORY FIRM GLASS LEWIS RECOMMENDS DAVIDsTEA SHAREHOLDERS VOTE “FOR” THE MANAGEMENT DIRECTOR NOMINEES

Glass Lewis highlights that dissident “RDI has failed to present shareholders with a compelling case” and “has nominated a generally inferior slate of candidates”

Report also notes that “the incumbent board and new management team have outlined a clear and sensible strategy”

MONTREAL, June 1, 2018 (GLOBE NEWSWIRE) —  DAVIDsTEA Inc. (Nasdaq: DTEA) announced today that Glass, Lewis & Co. (Glass Lewis), a leading independent proxy and governance advisory firm, recommends that DAVIDsTEA shareholders vote “FOR” the management director nominees using the YELLOW Proxy or Voting Information Form prior to the company’s June 14, 2018 Annual General Meeting.

In making its recommendation to vote FOR management’s director nominees, Glass Lewis carefully reviewed the facts and arguments made by both sides. Glass Lewis stated(1):

•                  “... we believe RDI has failed to present shareholders with a compelling case that the election of its director nominees would likely lead to a more favorable board composition or outcome for all shareholders at this time...the incumbent board presents a reasonable argument that Mr. Segal appears to have played a meaningful role in shaping the Company, including overseeing decisions that have led to the Company’s current predicament.”

•                  “The Company recently underwent a management transition and we believe the incumbent board and new management team have outlined a clear and sensible strategy to address the underlying drivers of the Company’s poor financial performance in recent years. We agree that further leadership change would likely be counterproductive at this time.

•                  “...we have outstanding concerns regarding Mr. Segal’s intentions at the Company given that he previously expressed interest in exploring a potential privatization of the Company in February 2018.”

•                  “...we believe the Dissident has nominated a generally inferior slate of candidates and that several of the Dissident Nominees appear to have connections to Mr. Segal that raise questions about their objectivity and independence.”

•                  “We expect Mr. Segal has played a meaningful role in shaping, if not dictating, the composition of the Company’s board and senior leadership as well as its strategic direction. Notably, from the Company’s IPO through at least June 2017, four members of the board served as representatives of the Dissident or were affiliated with the Dissident, including Mr. Segal, Emilia Di Raddo, president of Le Château Inc., a company controlled by RDI, Sarah Segal, the daughter of Mr. Segal, and Lorenzo Salvaggio, an executive of RDI. Given his outsize influence on the board, we find it disingenuous for Mr. Segal to blame the remainder of the board for the Company’s poor performance during his tenure.”

(1)  DAVIDsTEA has neither sought nor obtained consent from any third party to use previously published information in this press release.

•                  “In the event the Dissident Nominees are elected to the board, RDI intends for Mr. Segal to serve in an executive capacity at the Company in the role of executive chairman. We question whether further senior management changes would be advisable at this time given the relatively brief tenure of the current CEO and the Company’s high management turnover in recent years. Moreover, given his influential role as a director of the Company during a period of significant underperformance, as well as his age — Mr. Segal is 87 — we question whether it would be advisable to install Mr. Segal as the chief architect of a turnaround plan at this critical juncture for the Company.”

•                  “While we generally believe shareholders should be afforded board representation that is proportional to their level of ownership, in this case, we are concerned that the Dissident is attempting to usurp the board and that its nominees and plans would cause further disruption at a critical time for the Company. As such, we believe shareholders would be best served by fully supporting the current board in this proxy contest.”

DAVIDsTEA shareholders, no matter how many shares they own, are urged to vote the YELLOW Proxy or Voting Information Form today to support DAVIDsTEA’s director nominees.

Shareholders are encouraged to visit the DAVIDsTEA’s website to read the Management Information Circular and presentation for a complete understanding of the company’s go-forward strategy and the relevant experience of the DAVIDsTEA nominees. The Circular, presentation and instructions on how to vote are publicly available on DAVIDsTEA’s website at http://2018meeting.davidstea.com and on SEDAR (www.sedar.com).

Vote by Tuesday, June 12 at 5 p.m. (Eastern Time)

Time is short. Vote today in support of the DAVIDsTEA nominees by voting using only the YELLOW Proxy or Voting Instruction Form well in advance of the proxy deadline. Disregard any Blue proxy or voting instruction form that you may receive from Rainy Day Investments Ltd.

For questions or voting assistance, please contact Laurel Hill Advisory Group at 1-877-452-7184 toll free (416-304-0211 collect) or by email at assistance@laurelhill.com.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including management’s beliefs and plans regarding the Company’s strategic direction and management’s beliefs regarding the dissident shareholder’s plans for the Company. Actual events may differ materially from these expectations due to risks and uncertainties including the risks of undertaking a public strategic process, the risks of a public proxy contest as well as other risks set forth in the Company’s Annual Report on Form 10-K dated April 19, 2018, which is and filed with the Securities and Exchange Commission on EDGAR (accessible at www.sec.gov/edgar.shtm) and SEDAR (accessible at www.sedar.com). If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About DAVIDsTEA

DAVIDsTEA is a retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages, primarily through 240 company-operated DAVIDsTEA stores throughout Canada and the United States as of February 3, 2018, and its website, davidstea.com. The Company is headquartered in Montréal, Canada.

Shareholder Questions

Shareholders who have questions may contact DAVIDsTEA’s proxy agent at:

Laurel Hill Advisory Group

Toll free in North America:  1 (877) 452-7184

(1 (416) 304-0211 outside North America)

assistance@laurelhill.com

Media Contact
Edelman
Nina Godard
(416) 455-6324
nina.godard@edelman.com